ASSET PURCHASE AGREEMENT


        This Asset Purchase Agreement (the "Agreement") is made and entered into as of this 1st day of February, 2000, by and among ALKEN-ZIEGLER LIVONIA, LLC., a Michigan limited liability company ("Purchaser"), and UNIFLOW CORPORATION, a Michigan corporation ("Seller"), and SECOM GENERAL CORPORATION, a Delaware corporation ("Secom"), which is the parent company of the Seller.


                                   RECITALS

        The Seller is engaged in the production and manufacture of cold formed steel parts and forging business (the "Business"). The Seller desires to sell to the Purchaser and the Purchaser desires to purchase from the Seller substantially all of the operating assets, businesses and properties used by the Seller in the Business and to sublet certain equipment and real estate from Secom, all on the terms and subject to the conditions set forth in this Agreement.


                                  COVENANTS

        In consideration of the mutual representations, warranties and covenants and subject to the conditions herein contained, the parties hereto agree as follows:

        1.     Purchase and Sale of Assets

               1.1 Purchase and Sale of Assets. The Seller agrees to and will sell, convey, transfer, assign and deliver to the Purchaser at the Closing (as hereinafter defined), free and clear of all liens, mortgages, pledges, encumbrances and charges of every kind (other than the Assumed Liabilities or Sublease), on the terms and subject to the conditions set forth in this Agreement, the properties, business and assets of the Seller currently owned or used exclusively by the Seller in connection with or related to the Business, wherever located, as set forth on Schedule 1.1, as they shall exist at the Closing Date (as hereinafter defined) (collectively, the "Purchased Assets"). Without limiting the generality of the foregoing, the Purchased Assets shall include the following:

                      1.1.1 all machinery, equipment, tools, supplies, furniture and fixtures, automobiles and trucks and other fixed assets owned by the Seller and used in the Business identified on Schedule 1.1;



                       Asset Purchase Agreement between
                       Alken-Ziegler, Livonia, LLC and
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                      1.1.2 all inventories of the Seller related to and used
in the operation of the Business (i.e., usable raw materials and saleable finished goods), including work-in-progress, supplies and related items, and packaging materials, and all perishable and customer-billable tooling, and replacement and maintenance parts, in each case subject to additions and deletions in the ordinary course of the Business from the date hereof through the date of the physical inventory count as provided in Section 2.4 hereof (the "Purchased Inventory");

                      1.1.3 all of the rights and benefits accruing to the Seller under all customer purchase orders for manufactured goods to be assumed by the Purchaser and made by the Seller in the ordinary course of business and all the Seller's purchase orders for inventory and other purchase commitments made by the Seller in the ordinary course of business as set forth in Schedule 1.1.3 (the "Purchased Contracts");

                      1.1.4 all operating data and records of the Seller relating to or arising out of the operation of the Business, including without limitation customer lists, financial, accounting and credit records, correspondence, budgets and other similar documents and records of the Business (the "Purchased Records");

                      1.1.5 all of the intellectual property rights of the Seller related to the Business, such as trademarks, trade names (specifically including "Uniflow Corporation" any part or portion of it, either alone or in combination with one or more words), patents, patent applications, transferable licenses thereof, trade secrets, technology, know-how, formulae, designs and drawings, transferable computer software, slogans, copyrights, processes, operating rights, customer and prospect lists, telephone numbers, telephone listings, other licenses and permits, and other similar intangible property and rights relating to the products produced/manufactured by the Seller in the operation of the Business as set forth in Schedule 1.1.5 (the "Purchased Proprietary Rights"); notwithstanding the foregoing, the Purchaser acknowledges that the Seller currently has affiliates in the tool and die industry which perform services for the Seller, sell tooling to the Seller, and own similar and possibly identical proprietary rights which shall not be diminished or limited in any way whatsoever by this transaction.

                      1.1.6 all good will.

               1.2 Excluded Assets. Notwithstanding Section 1.1 , the Purchased Assets shall exclude the following assets of the Seller: (i) all cash or cash equivalents of the Business, including without limitation the Cash Consideration (as hereinafter defined) and the Seller's other rights under this Agreement; (ii) all accounts and notes receivables; (iii) leasehold improvements; (iv) prepaid expenses, deposits or claims for reimbursement for approximately Thirty-Seven Thousand Two Hundred Fifty Dollars ($37,250) in advanced development costs relating to parts under development for American Turn Products pending PPAP approval (v) commission or royalty agreements on parts attributable to prior asset sales; (vi) real property; (vii) assets attributable to the General Motors Powertrain transmission shafts; (vii) assets leased by Seller or Secom under month-to-month leases or under the Amplicon leases; and (viii) any other assets not part of the Purchased Assets. Purchaser will use good faith efforts to submit claims in the ordinary and normal course for tooling, engineering and development on the American Turn Products projects and



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promptly reimburse Seller for such specified amount incurred by Seller prior to closing with respect to such projects when reimbursed by American Turn Products to Purchaser.

        2.     Purchase Price; Limited Assumption of Liabilities

               2.1 Amount of the Purchase Price. The Purchaser agrees, subject to the terms, conditions and limitations set forth in this Agreement:

                      2.1.1 to pay to or for the account of the Seller, in the manner specified in Section 3.2 hereof, an amount in cash equal to One Million Seven Hundred Thousand ($1,700,000.00) Dollars as consideration for the Purchased Assets excluding the Purchased Inventory (the "Consideration"); and

                      2.1.2 to pay to or for account of the Seller, in the manner specified in Section 3.2 hereof, the Purchased Inventory Consideration (as defined below);

                      2.1.3 to pay the sums to the Seller as set forth in the Royalty Agreement in the form of the Royalty Agreement that is attached to
Schedule 2.1.3 and incorporated by reference.

               2.2 Limited Assumed Liabilities. The Purchaser agrees to and will at the Closing assume and agree to pay, discharge and perform when lawfully due only the following (collectively referred to as the "Assumed Liabilities"):

                      2.2.1 Those obligations and contracts of the Seller which are to be paid or performed after the Closing and which are specifically identified under the Purchased Contracts.

                      2.2.2 The responsibility for payments to four (4) of the Seller's employees under the Employment Arrangement Agreements dated April 20, 1999, payable to Corky MacKenzie, Chris Hojnacki, Rich Hill, and Marlene Baynes, all of which are attached to Schedule 2-2.2; and

                      2.2.3 A certain Agreement between Uniflow Corporation and International Union, United Automotive, Aerospace arid Agricultural Implement Workers of America dated April 4,1997 and its related and ancillary agreements ("UAW Collective Bargaining Agreement") which are attached to
Schedule 2.2.3, except as set forth below:

                               2.2.3.1 The Seller shall pay sixty percent
(60%) and the Purchaser shall pay forty percent (40%) of any amount of fringe benefits (e.g., tuition reimbursements, vacation and related items) earned by any employee prior to the Closing Date and paid by the Purchaser after the Closing Date.

                      2.2.4 To the extent the Purchaser desires to use any office equipment or forklifts which are currently on month-to-month leases with the Seller, then the Purchaser shall pay the Seller monthly rent, in advance, those amount(s) equal to the Seller's obligation with respect to such leased equipment.

               2.3 Excluded Liabilities. Except for the Assumed Liabilities, the Seller shall remain solely responsible for and the Purchaser shall not assume or be obligated in any way to pay, perform or otherwise discharge any liability or obligation of, or claim against, the Seller or any liability or obligation or claim arising against the Seller arising in respect of the Business or the Purchased Assets, whether direct or indirect, known or unknown, absolute or contingent (collectively, the "Excluded Liabilities").




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               2.4    Purchased Inventory Consideration.

                      2.4.1 The term "Purchased Inventory Consideration" shall mean the amount payable by the Purchaser to the Seller at the Closing for the Purchased Inventory determined by conducting, to the extent practicable and reasonable, a physical count of the Purchased Inventory on February 1, 2000 within two days of the Closing Date. The Purchaser and the Seller will each pay their own costs of conducting the physical inventory. The Seller and the Seller's accountants will supervise the physical inventory and representatives of the Purchaser shall be entitled to monitor and verify the inventory counts. Promptly following completion of the physical inventory count, the Seller and the Purchaser shall agree to the price of the Purchased Inventory based upon a fully burdened cost (but not greater than market) , except as to all perishable tooling, spare parts, and related supplies, which shall be valued at zero. The total dollar amount of the Purchased Inventory determined as provided herein shall be the Purchased Inventory Consideration payable at Closing.

               2.5 Allocation of the Purchase Price among the Purchased Assets. The Purchase Price (as defined in Section 3.2.5) shall be allocated among each item or class of the Purchased Assets as specifically set forth in or determined pursuant to Schedule 2.5. The Seller and the Purchaser agree that they will prepare and file their federal and any state or local income tax returns based on such allocation of the Purchase Price. The Seller and the Purchaser agree that they will prepare and file any notices or other filings required pursuant to Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), and that any such notices or filings will be prepared based on such allocation of the Purchase Price.

               2.6 Taxes and Prorations. The Seller shall pay all personal property taxes with respect to the Purchased Assets which become due and payable prior to the Closing Date. All such taxes becoming due and payable on or after the date on which this Agreement is executed shall be the Purchaser's responsibility. All such taxes paid by or on behalf of the Seller in the twelve (12) months preceding closing shall be prorated to, but not including, the Closing Date on a due-date basis. For purposes of this proration, such taxes shall be assumed to have been paid in advance for the twelve (12) months succeeding their Levy Date. The Seller shall be responsible for that portion of such taxes from the Levy Date or dates to, but not including, the Closing Date. The Purchaser shall be responsible (and shall reimburse the Seller) for the remainder. "Levy Date" shall mean, for purposes hereof, the date on which such taxes first became due and payable. Where appropriate, interest, rents, utility bills, insurance and the like shall be prorated and adjusted as of the Closing Date.

        3. Closing

               3.1 Time and Place of the Closing. The closing of the sale of the Purchased Assets shall take place at the offices of the Seller at 10:00 a.m., local time, on Thursday , February 3, 2000; provided, however, that if any of the conditions which are set forth in Articles 9 and 10 of this Agreement have not been satisfied (or waived) by that date, then the Closing shall take place on a subsequent date, which shall be determined by the mutual agreement of the Purchaser and the Seller. Throughout this Agreement, such event is referred to as the "Closing" and such date and time are referred to as the "Closing Date."


               3.2 Procedure at the Closing. At the Closing, the parties agree to take the following steps in the order listed below (provided, however, that upon their completion all such steps shall be deemed to have occurred simultaneously):




                       Asset Purchase Agreement between
                       Alken-Ziegler, Livonia, LLC and
              Uniflow Corporation and Secom General Corporation

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                      3.2.1 The Seller shall deliver to the Purchaser
evidence, in such form as in each case is satisfactory to the Purchaser, that each of the conditions to the obligation of the Purchaser to purchase the Purchased Assets from the Seller which is set forth in Article 9 of this Agreement has been satisfied.

                      3.2.2 The Purchaser shall deliver to the Seller evidence, in such form as in each case is satisfactory to the Seller, that each of the conditions to the obligation of the Seller to sell the Purchased Assets to the Purchaser which is set forth in Article 10 of this Agreement has been satisfied.

                      3.2.3 The Seller shall deliver to the Purchaser such bills of sale, endorsements, assignments and other instruments, in such form as in each case is satisfactory to the Purchaser, as shall be sufficient to vest in the Purchaser good and marketable title to the Purchased Assets, free and clear of all liens, mortgages, pledges, encumbrances, and charges of every kind.

                      3.2.4 The Purchaser and Secom shall execute a lease agreement for the property located at 46001 - 46039 Grand River Avenue, Novi, Michigan ("Premises") in the form of the lease agreement that is attached to
Schedule 3.2.4 ("Lease Agreement") and Purchaser, as Tenant, shall deliver the first month's rent and tax installment.

                      3.2.5 The Purchaser shall pay to the Seller the Consideration and the Purchased Inventory Consideration (the "Purchase Price") by wire transfer or certified or bank cashier's check.

                      3.2.6 The Purchaser shall deliver to the Seller instruments, in such form as in each case is satisfactory to the Seller, as shall be sufficient to effect the assumption by the Purchaser of the Assumed Liabilities.

                      3.2.7 The Purchaser and the Seller shall execute and deliver a cross receipt acknowledging receipt from the other, respectively, of the Purchased Assets and the Purchase Price.


                      3.2.8 The Purchaser and Seller shall execute the Royalty Agreement.

                      3.2.9 The Purchaser and Secom shall execute a sublease agreement for the Amplicon leased equipment used by the Seller, in the form of the sublease agreement that is attached to Schedule 3.2.9 ("Sublease Agreement") and the Purchaser, as Tenant, shall deliver the first month's rent and tax installment.

        4. Representations and Warranties of the Seller. and Secom In order to induce the Purchaser to enter into this Agreement and to consummate the transactions contemplated hereunder, the Seller makes the following representations and warranties:




                       Asset Purchase Agreement between
                       Alken-Ziegler, Livonia, LLC and
              Uniflow Corporation and Secom General Corporation

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               4.1 Organization, Power and Authority of the Seller. The
Seller is a corporation duly organized and legally existing in good standing under the laws of the State of Michigan and has full corporate power and authority (i) to own or lease its properties and to carry on the Business as it is now being conducted, (ii) to enter into this Agreement and to sell, convey, transfer, assign and deliver the Purchased Assets to the Purchaser as provided herein, and (iii) to carry out the other transactions and agreements contemplated hereby. The Seller is a wholly-owned subsidiary of Secom.

               4.2    Intentionally Omitted.

               4.3 Tax Matters. The Seller has timely filed all tax returns and reports required to be filed by it with respect to the Purchased Assets or the operation of the Business, including without limitation all federal, state, local and foreign tax returns, and has paid in full or made adequate provision by the establishment of reserves for all taxes and other charges which have become due with respect to the Purchased Assets or operation of the Business. The Seller has no knowledge of any tax deficiency proposed or threatened against it. There are no tax liens upon any property or assets of the Seller. The Seller has made all payments of estimated taxes when due in amounts sufficient to avoid the imposition of any penalty.

               4.4    Real Estate of the Business.

                      4.4.1 Schedule 4.4 contains an accurate illustration and the legal description of the Premises, identification of Building 3, Building 4, and additional parking spaces that the Purchaser will lease from Secom, and the Micanol Building to which the Purchaser shall have use for a limited period of time

                      4.4.2 Secom has good and marketable title to the Premises and has the power and authority to enter into and comply with the Lease Agreement. The Premises are not subject to any lease interest;.

              4.5 Good Title to and Condition of the Purchased Assets.

                      4.5.1 The Seller has good and marketable title to all of the Purchased Assets, free and clear of all liens, mortgages, pledges, security interests, encumbrances or charges of every kind, nature, and description whatsoever, other than Assumed Liabilities and except those set forth in Schedule 4.5, all of which shall be discharged and released at the Closing.


                       Asset Purchase Agreement between
                       Alken-Ziegler, Livonia, LLC and
              Uniflow Corporation and Secom General Corporation

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                      4.5.2 To the Best of Seller's Knowledge, in all
material respects, the Purchased Inventory consists of items of a quality and/or quantity usable and/or saleable in the normal course of the Business at values in the aggregate at least equal to the values at which such items are carried on the Seller's books, stating inventories at the lower of cost or market on a first-in/first-out basis, all determined in accordance with generally accepted accounting principles. The values of obsolete or slow moving inventory (without underlying customer purchaser order commitments) and inventory of below standard quality, if any, have been written down to the lower of cost or realizable market values or have been written off. Claims, if any, by Purchaser with respect to inventory would be on an aggregate basis taking into account and netting both positive and negative adjustments.

               4.6    Intentionally Omitted.

               4.7 Licenses and Permits of the Seller. To the Best of Seller's Knowledge, (i) the Seller and Secom possesses all licenses and other required governmental or official approvals, permits or authorizations, the failure to possess which would have a material adverse effect on the Business, (ii) such licenses, approvals, permits and authorizations are in full force and effect, except as to a requirement imposed on either the Seller or Secom to submit a "Sewer Run-Off Plan" to the Michigan Department of Environmental Quality ("DEQ") and test the "community water system"; (iii) the Seller and Secom are in compliance with their requirements; and (iv) no proceeding is pending or threatened to revoke or amend any of them. If required for the Purchaser's continued use of the Premises under the Lease Agreement, the Seller and/or Secom shall submit a Sewer Run-Off Plan and shall also periodically test the "community water system" at the Premises in order to comply with local and federal law. The Purchaser agrees to periodically test the "community water system", as required while the Purchaser is in possession of the Premises. The Purchaser's personnel familiar with this process will assist the Seller in the testing process. For purposes of this Agreement the phrase "Best of the Seller's Knowledge" or words of similar import, shall mean such knowledge as the Seller or Secom, as the case may be, would have after inquiry into the matter in question exercising due diligence.

               4.8    Proprietary Rights of the Seller.

                      4.8.1 The Purchased Proprietary Rights include all proprietary rights of the Seller. Schedule 4.8 contains a complete list of all of the Purchased Proprietary Rights known to Seller.



                       Asset Purchase Agreement between
                       Alken-Ziegler, Livonia, LLC and
              Uniflow Corporation and Secom General Corporation

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                      4.8.2 To the Best of the Seller's Knowledge, except as
set forth on Schedule 4.8, (i) the Seller owns all right, title and interest in and to all of the Purchased Proprietary Rights, (ii) there have been no claims made against the Seller for the assertion of the invalidity, abuse, misuse, or enforceability of any Purchased Proprietary Rights.

               4.9 Adequacy of the Purchased Assets, the Seller's Relationships with its Customers and Suppliers. The Purchased Assets and the Premises constitute, in the aggregate, the material tangible assets the Seller uses regularly in the Business Schedule 4.9 sets forth a complete list of all of the customers of the Seller which have purchased goods or services from the Business in the last twelve (12) months.

               4.10   Intentionally Omitted.

               4.11 Litigation Involving the Business. Except as set forth on
Schedule 4.11, to the Best of the Seller's Knowledge, (i) there are no actions, suits, claims, governmental investigations, charges or complaints or grievances or arbitration proceedings pending or threatened against or affecting the Business or any of the Purchased Assets which would have a material adverse effect on the Purchased Assets or the operation of the Business,(ii) there is no basis for any of the foregoing, and (iii) there are no outstanding orders, decrees or stipulations issued by any federal, state, local or foreign judicial or administrative authority in any proceeding affecting the Business to which the Seller is a party which would have a material adverse effect on the Purchased Assets or the Business.

               4.12 The Records of the Business. To the Best of the Seller's Knowledge, the Purchased Records are accurate and complete in all material respects and there are no material matters as to which appropriate entries have not been made in the Purchased Records.

               4.13   Intentionally Omitted.




                       Asset Purchase Agreement between
                       Alken-Ziegler, Livonia, LLC and
              Uniflow Corporation and Secom General Corporation

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               4.14   Intentionally Omitted.

               4.15 Compliance with Laws by the Seller Except as otherwise disclosed in this Agreement or set forth below to the Best of the Seller's Knowledge, the Seller is in compliance with all laws, regulations and orders applicable to the Business or the Purchased Assets, the Seller has not received notification of any asserted past or present failure to comply with any such laws, and no proceeding with respect to any such violation is contemplated. However, the Seller and Secom have not provided the DEQ with a Sewer Run-Off Plan, as referenced in Section 4.7.

               4.16 Environmental Matters; To the Best of Seller's Knowledge, and subject to the information set forth in the Phase I and Phase II Environmental Reports attached to Schedule 4.16:

                      4.16.1 the Seller has not disposed of, or allowed or arranged for any third parties to dispose of, Hazardous Substances or other waste upon the Premises in violation of applicable federal, state or local environmental laws. For purposes of this Section 4.16, the term "Hazardous Substances" shall have the meaning given it in the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Sections 9601 et seq.), as amended, and the regulations promulgated pursuant thereto ("CERCLA"), or any similar state law. The operation of the Business does not involve the generation, transportation, treatment or disposal of Hazardous Substances in violation of applicable federal, state or local environmental laws.

                      4.16.2  there has not occurred, nor is there
presently occurring, a Release of any Hazardous Substance on, into or beneath the surface of the Premises in violation of applicable federal, state or local environmental laws. For purposes of this Section 4.16, the term "Release" shall mean releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping.

                      4.16.3 the operation of the Business complies with all applicable federal, state and local environmental, health and safety statutes and regulations, except as referenced in Section 4.15, and the Seller has all environmental permits, licenses and approvals necessary to the operation of the Business and the Seller is in full compliance with them.

                      4.16.4  Except for a septic tank that is
not operational located under Building 3, the Seller does not use, and has not used, any Underground Storage Tanks on the Premises, and there are not now nor have there ever been any Underground Storage Tanks on the Premises. Removal of all Underground Storage Tanks has been accomplished



                       Asset Purchase Agreement between
                       Alken-Ziegler, Livonia, LLC and
              Uniflow Corporation and Secom General Corporation

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in compliance with all applicable law. For purposes of this Section 4.16, the term "Underground Storage Tanks" shall have the meaning given it in the Resource Conservation and Recovery Act (42 U.S.C. Sections 6901 et seq.).

               4.17 Labor Relations of the Seller. Except as set forth in
Schedule 2.3.3, the Seller is not a party to or bound by any collective bargaining agreement or any other agreement with a union covering employees of the Business. Except as otherwise known to Purchaser or disclosed in this Agreement, to the Best of the Seller's Knowledge, there is not pending or threatened any labor dispute, strike or work stoppage which may materially affect the Business or which may materially interfere with its continued operation, To the Best of Seller's knowledge, neither the Seller nor any agent, representative, or employee of the Seller has within the last twenty-four (24) months committed any unfair labor practice, as defined in the National Labor Relations Act, as amended, with respect to employees of the Business, and there is not now pending, or, to the Best of the Seller's Knowledge, threatened any charge or complaint against the Seller by or with the National Labor Relations Board or any representative thereof with respect to employees of the Business, except as set forth on Schedule 4.11 or otherwise in this Agreement.

               4.18 Employee Benefits.

                      4.18.1 The Seller maintains the "employee benefit plans," and "welfare benefit plans" as defined in Section 3 of the Employee Retirement Income Security Act of 1974 ("ERISA"), covering employees of the Business set forth on Schedule 4.18 ("Plan(s)").

                      4.18.2 To the Best of Seller's Knowledge, the Plans comply in form and in operation in all material respects with the requirements of ERISA, and the Plans meet any applicable requirement for favorable tax treatment under the Code, except where the failure to comply would not have a material adverse effect on the financial condition of the Purchaser taken as a whole.

                      4.18.3 All contributions which are due have been paid to each such Plan. Further, the contributions (and allocable income thereto) to the National Industrial Group Pension Plan equal or exceed the present value of liabilities thereunder to the Seller's hourly employees (determined in accordance with then current funding assumptions).

                      4.18.4 The Seller has performed all obligations required to be performed by it under the Plans (including, but not limited to, the making of all contributions that have been due) and is not in default under and has no knowledge of any default by any other party to any Plan.

                      4.18.5 No proceeding has been initiated to terminate the Plans.

                      4.18.6 The Purchaser agrees that, as of the Closing Date, the Purchaser shall assume sponsorship and liability of the Plans, except as limited by Section 2.2.3.3, and shall take such action as may be reasonable or necessary to document such change of the sponsor and assumption of the Plan(s) with any administrator of the Plan(s). With respect to any employee of the Business who is a participant in any Plan(s), the Purchaser shall continue to recognize, for all purposes, service with the Seller and its Affiliates prior to the Closing Date to the extent such Service is recognized under the Plan in effect on such date.

                      4.18.7 The Purchaser shall within thirty (30) days of the Closing Date, establish or designate a trust that is exempt from tax under Code section 501 (a) and satisfies the terms of any applicable collective bargaining agreement to receive the assets of the 401(k) Plan. The Seller shall direct the trustee of the 401(k) Plan to transfer the Plan assets, valued as of the date required by the 401(k) Plan, to such trust as soon as practicable after the Closing Date and the establishment of such trust, but in no event later than sixty (60) days after the Closing Date.




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                       Alken-Ziegler, Livonia, LLC and
              Uniflow Corporation and Secom General Corporation

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                      4.18.8 The Seller represents that, had Seller withdrawn
from the NIGPP Plan as of the Closing Date, there would be no Multi-Employer Pension Act withdrawal liability.

                      4.18.9 The Seller shall fully Cooperate with the Purchaser in effecting the changes to the Plans as the Purchaser may deem reasonably necessary.

               4.19 Product Liability Claims; Product Warranties. To the Best of Seller's Knowledge, there are no product liability claims for injury or damage to persons or property which are pending or threatened against the Seller with respect to products sold by the Seller in the operation of the Business. The Seller has extended to its customers product warranties, indemnifications or guarantees but only with respect to products produced/manufactured by the Business as set forth in the Purchased Contracts and those imposed by law (such as the Uniform Commercial Code), which are being assumed by the Purchaser.


               4.20 Due Authorization; Binding Obligation. The execution, delivery and performance of this Agreement and each of the other agreements contemplated hereby and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action of the Seller. This Agreement has been duly executed and delivered by the Seller and is a valid and binding obligation of the Seller and, enforceable in accordance with its terms. To the Best of Seller's Knowledge, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (i) conflict with or violate any provision of any of the Seller's Articles of Incorporation or bylaws, or of any law, ordinance or regulation or any decree or order of any court or administrative or other governmental body which is either applicable to, binding upon or enforceable against the Seller; (ii) result in any breach of or default under any mortgage, contract, agreement, indenture, will, trust or other instrument which is either binding upon or enforceable against the Seller, or the Purchased Assets or the Premises, other than those matters addressed or discharged with closing proceeds or with respect to Assumed Liabilities which prohibit any assumption or transfer, or with respect to the Amplicon leases and the Met Life/GE Capital mortgage; or (iii) violate any legally protected right of any individual or entity or give to any individual or entity a right or claim against the Purchaser, the Purchased Assets, or the Premises.

               4.21 Accuracy of Information Furnished by the Seller. To the Best of Seller's knowledge, no representation, statement or information made or furnished by the Seller in this Agreement and the various schedules attached hereto and the other information and statements referred to herein, contains or shall contain any untrue statement of a material fact which would have a material adverse effect on the Purchased Assets or the Business taken as a whole.

               4.22 Secom. Secom shall be deemed to have made the representations and warranties on Sections 4.3, 4.4, 4.7, 4.15, 4.16, and
4.18 as though stated verbatim, replacing "the Seller" with "Secom".



                       Asset Purchase Agreement between
                       Alken-Ziegler, Livonia, LLC and
              Uniflow Corporation and Secom General Corporation

                                       G-11




        5. Representations and Warranties of the Purchaser. In order to induce the Seller to enter into this Agreement and to consummate the transactions contemplated hereunder, the Purchaser makes the following representations and warranties:


               5.1 Organization, Power and Authority of the Purchaser. The Purchaser is a limited liability company duly organized and validly existing under the laws of the State of Michigan, with full power and authority to enter into this Agreement and perform its obligations hereunder. Attached to
Schedule 5.1 are accurate financial statements of the Purchaser.

               5.2 Due Authorization; Binding Obligation. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and is a valid and binding obligation of the Purchaser, enforceable in accordance with its terms. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (i) conflict with or violate any provision of the Articles of Organization of the Purchaser, or of any decree or order of any court or administrative or other governmental body which is either applicable to, binding upon or enforceable against the Purchaser; or (ii) result in any breach of or default under any mortgage, contract, agreement, indenture, will, trust or other instrument which is either binding upon or enforceable against the Purchaser.

        6.     Additional Covenants of the Seller.

               6.1 Best Efforts. The Seller will use its best efforts to cause to be satisfied as soon as practicable and prior to the Closing Date all of the conditions set forth in Article 9 to the obligation of the Purchaser to purchase the Purchased Assets from the Seller and lease the Premises from Secom.

               6.2 Conduct of Business Pending the Closing. From and after the execution and delivery of this Agreement and until the Closing Date, except as otherwise provided by the prior written consent of the Purchaser:

                      6.2.1 the Seller will conduct the business and operations of the Business in the manner in which the Business has heretofore been conducted, and it will use its best efforts to (i) preserve the business organization of the Business intact, (ii) keep available to the Purchaser the services of the Business officers, employees, agents and distributors, and
(iii) preserve the Business relationships with customers, suppliers and others having dealings with the Business;




                       Asset Purchase Agreement between
                       Alken-Ziegler, Livonia, LLC and
              Uniflow Corporation and Secom General Corporation

                                       G-12




                      6.2.2 the Seller will maintain the Business properties in customary repair, order and condition, reasonable wear and use and damage by unavoidable casualty excepted, and will maintain insurance of such types and in such amounts upon all of the Business properties and with respect to the conduct of the Business as are in effect on the date of this Agreement;

                      6.2.3 the Seller will not (i) sell or transfer any of the Purchased Assets other than in the ordinary course of business; (ii) cause the Business to make or obligate the Business to make capital expenditures aggregating more than $5,000 other than in the ordinary course of business; or (iii) cause the Business to incur any material obligations or liabilities or enter into any material transaction other than in the ordinary course of business.

               6.3 Access to the Seller's Plants, Properties and Records. From and after the execution and delivery of this Agreement, the Seller will afford to the representatives of the Purchaser access, during normal business hours and upon reasonable notice, to the Seller's Premises sufficient to enable the Purchaser to inspect the Purchased Assets and the Premises, and the Seller will furnish to such representatives during such period all such information relating to the foregoing investigation as the Purchaser may reasonably request; provided, however, that any furnishing of such information to the Purchaser and any investigation by the Purchaser shall not affect the right of the Purchaser to rely on the representations and warranties made by the Seller and Secom in or pursuant to this Agreement, and, provided further that the Purchaser will hold in strict confidence all documents and information concerning the Seller so furnished, and, if the sale of the Purchased Assets pursuant hereto shall not be consummated, such confidence shall be maintained in accordance with the confidentiality provisions set forth in the Memorandum of Agreement between the Purchaser and the Seller dated October 7, 1999.

        7.     Intentionally Omitted.

        8. Additional Covenants of the Purchaser; Best Efforts. The Purchaser will use its best efforts to cause to be satisfied as soon as practicable and prior to the Closing Date all of the conditions set forth in
Article 10 to the obligation of the Seller to sell the Purchased Assets pursuant to this Agreement.

        9. Conditions to the Obligation of the Purchaser. The obligation of the Purchaser to purchase the Purchased Assets shall be subject to the fulfillment at or prior to the Closing Date of each of the following conditions:

               9.1 Accuracy of Representation and Warranties and Compliance with Obligations. The representations and warranties of the Seller contained in this Agreement shall have been true and correct at and as of the date hereof, and they shall be true and correct at and as of the Closing Date with the same force and effect as though made at and as of that time. The Seller shall have performed and complied with all of its obligations required by this Agreement to be performed or complied with at or prior to the Closing Date. The Seller shall have delivered to the Purchaser a



                       Asset Purchase Agreement between
                       Alken-Ziegler, Livonia, LLC and
              Uniflow Corporation and Secom General Corporation

                                       G-13





certificate, dated as of the Closing Date and signed by the Seller's authorized officer, certifying that such representations and warranties are thus true and correct and that all such obligations have been thus performed and complied with.

               9.2 Certified Resolutions. The Seller shall have delivered to the Purchaser copies of resolutions adopted by the board of directors and shareholders of the Seller authorizing the transactions contemplated by this Agreement, certified in each case as of the Closing Date by an authorized representative.

               9.3 Receipt of Necessary Consents. All necessary consents or approvals of third parties to any of the transactions contemplated hereby, the absence of which would materially affect the Purchaser's rights hereunder, shall have been obtained and shown by written evidence satisfactory to the Purchaser or otherwise waived by the Purchaser.

               9.4 No Adverse Litigation. There shall not be pending or threatened any action or proceeding by or before any court or other governmental body which shall seek to restrain, prohibit or invalidate the sale of the Purchased Assets to the Purchaser or any other transaction contemplated hereby, or which might materially affect the right of the Purchaser to own, operate in their entirety or control the Purchased Assets and lease the Premises.

        10. Conditions to Obligations of the Seller. The obligations of the Seller to sell the Purchased Assets shall be subject to the fulfillment at or prior to the Closing Date of each of the following conditions:

               10.1 Accuracy of Representations and Warranties and Compliance with Obligations. The representations and warranties of the Purchaser contained in this Agreement shall have been true and correct at and as of the date hereof, and they shall be true and correct at and as of the Closing Date with the same force and effect as though made at and as of that time. The Purchaser shall have performed and complied with all of its obligations required by this Agreement to be performed or complied with at or prior to the Closing Date. The Purchaser shall have delivered to the Seller a certificate, dated as of the Closing Date and signed by one of its officers, certifying that such representations and warranties are thus true and correct and that all such obligations have been thus performed and complied with.

               10.2 Certified Resolutions. The Purchaser shall have delivered to the Seller a copy of resolutions adopted by the members of the Purchaser authorizing the transactions contemplated by this Agreement, certified as of the Closing Date by an authorized manager.

        11.    Certain Actions After the Closing.



                       Asset Purchase Agreement between
                       Alken-Ziegler, Livonia, LLC and
              Uniflow Corporation and Secom General Corporation

                                       G-14





               11.1 Purchaser to Act as Agent for Seller. This Agreement shall not constitute an agreement to assign any claim, contract, license, lease, commitment, sales order or purchase order if any attempted assignment of the same without the consent of the other party thereto would constitute a breach thereof or in any way affect the rights of the Seller thereunder. If such consent is not obtained or if any attempted assignment would be ineffective or would affect the Seller's rights thereunder so that the Purchaser would not in fact receive all such rights, then subject to the terms and conditions of Section 11. 3 hereof the Purchaser shall act as the agent for the Seller in order to obtain for the Purchaser the benefits and the obligations thereunder.

               11.2 Delivery of Property Received After Closing. From and after the Closing the Purchaser shall have the right and authority to collect, for the account of the Purchaser, all items which shall be transferred or are intended to be transferred to the Purchaser as part of the Purchased Assets as provided in this Agreement. The Seller agrees that it will cooperate with the Purchaser and transfer or deliver to the Purchaser, promptly after the receipt thereof, any property which the Seller or any of its Affiliates receives after the Closing Date in respect of any claims, contracts, licenses, leases, sales orders, purchase orders, or any other items transferred or intended to be transferred to the Purchaser as part of the Purchased Assets under this Agreement. As used in this Agreement, the term "Affiliate" means, with respect to a specified person, any other person which directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified (as hereinafter defined) has any direct or indirect interest in any customer, supplier or competitor of the Business or in any person from whom or to whom the Business leases real or personal property, or in any person with whom the Business is doing business.Further, the Purchaser agrees that it will cooperate with the Seller and transfer or deliver to the Seller, promptly after the receipt thereof, any property which the Purchaser or any of its affiliates receives after the Closing Date in respect of any claims, contracts, licenses, leases, assets or any other items not transferred or intended to be transferred to the Purchaser as part of the Purchased Assets under this Agreement.

               11.3 Accounts Receivable. The Purchaser shall promptly remit to the Seller, without endorsing or negotiating, all payments the Purchaser receives after the Closing Date on accounts receivables owing to the Seller. The Purchaser acknowledges that it is not purchasing the Seller's accounts receivables. The Seller shall promptly remit to the Purchaser, without endorsing or negotiating, all payments the Seller receives after the Closing Date on accounts receivables owing to the Purchaser. Unless payment to the Purchaser is specified as payment for an invoice submitted by the Purchaser, or otherwise specified as payment to the Purchaser, the Purchaser agrees that any payments on account shall be first applied to amounts owing to the Seller with respect to such accounts receivable and that the Purchaser shall not encourage or advise any customer to pay monies owing to the Purchaser in advance of the accounts receivable owing to the Seller.



                       Asset Purchase Agreement between
                       Alken-Ziegler, Livonia, LLC and
              Uniflow Corporation and Secom General Corporation

                                       G-15





               11.4 Execution of Further Documents. From and after the Closing, upon the reasonable request of the Purchaser the Seller, as the case may be, the other party shall execute, acknowledge and deliver all such further acts, deeds, bills of sale, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonable and necessary to out the transactions contemplated by this Agreement.

               11.5 Employment by Purchaser of Seller's Employees.

                      11.5.1 The Seller shall use its best efforts to aid the Purchaser in engaging such of the Business employees as are employed on the Closing Date, and, except with the written consent of the Purchaser, neither the Seller nor any Affiliate of the Seller shall employ, for a period of one
(1) years after the Closing Date, any person employed by The Seller at the Business at the Closing Date unless such person was either not offered employment by the Purchaser or was terminated by The Purchaser.

                      11.5.2 The Purchaser shall employ most of the persons currently employed by the Seller at the Business and shall continue any vacation, severance, incentive, bonus, profit sharing, pension or any other employee benefit plan or program of the Seller until the Purchaser initiates a plan to modify the number of employees of the Business or initiates a replacement benefit package for the employees.

               11.6   Restrictive Covenants.

                      11.6.1 In order to assure that the Purchaser will realize the value and goodwill inherent in the Purchased Assets, the Seller agrees with the Purchaser that neither the Seller nor any of its subsidiaries shall:

                             11.6.1.1 directly or indirectly, for a period of
three (3) years following the Closing Date: (i) induce any customer of the Business at the Closing Date to patronize any business for the same products and services provided by the Business at the Closing Date; (ii) canvass, solicit or accept from any customer of the Seller at the Closing Date any business that entails the same products and services provided by the Business at the Closing Date; or (iii) request or advise any individual or company which is a customer of the Business at the Closing Date to withdraw, curtail or cancel any such customer's business with the Purchaser; or

                             11.6.1.2 directly or indirectly, at any time
following the Closing Date, in any way utilize, disclose, copy, reproduce or retain in its or his possession any of the Purchased Proprietary Rights or the Purchased Records.

                      11.6.2 If any provision of paragraph 11.6.1 of this
Section 11.6, as applied to any party or to any circumstances, is adjudged by a court to be invalid or unenforceable, those invalid or unenforceable terms will in no way affect any other provision of paragraph 11.6.1 or any other part of this Agreement, the application of such provision in any other circumstances or the validity or enforceability of this Agreement. If any such provision, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination will have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, and in its reduced form such provision will then be enforceable and will be enforced. Upon breach of any provision of paragraph 11.6.1 of this
Section 11.6, the Purchaser will be entitled to injunctive relief, since the remedy at law would be inadequate and insufficient. In addition, the Purchaser will be entitled to such damages as it can show it has sustained by reason of such breach.



                       Asset Purchase Agreement between
                       Alken-Ziegler, Livonia, LLC and
              Uniflow Corporation and Secom General Corporation

                                       G-16




               11.6.3 Notwithstanding this Section 11, its provisions shall not cause or in any way be interpreted to limit: (a) Form Flow, Inc., L & H Die, Inc.; or Micanol, Inc. (Secom's Tool Group) from operating its business as currently conducted or (b) Secom's ability to sell its assets, stock or otherwise enter into a business combination with a prospective buyer.

               11.7   Purchaser's Cooperation

                      11.7.1 The Purchaser will maintain and provide the Seller access to and copies, as required, of all records of the Business which may be required by the Seller in connection with any tax or other audit of the Seller's operation of the Business (or any other business purpose of the Seller or Secom) or transfer such records or copies thereof to the Purchaser, at the Seller's expense.

                      11.7.2 In the event of any claim against the Seller related to or arising out of the conduct of the Business, the Purchaser shall provide such assistance to Seller as it may be able to reasonably provide including, without limitation, providing fact witnesses, providing testing or access for testing and providing copies of such documentary and other information as may be available to it. The Seller shall reimburse the Purchaser for any out-of-pocket costs the Purchaser incurs in rendering such assistance.

        12.    Indemnification

               12.1 Agreement by the Seller and Secom to Indemnify. The Seller agrees that it will indemnify and hold the Purchaser harmless in respect of the aggregate of all indemnifiable damages of the Purchaser. For this purpose, "indemnifiable damages" of the Purchaser means the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including related counsel fees and expenses) reasonably incurred or suffered by the Purchaser resulting from: (i) any inaccurate representation or warranty made by the Seller in or pursuant to Article 4 hereof, (ii) any default in the performance of any of the covenants or agreements made by the Seller in this Agreement, or (iii) the failure of the Seller to pay, discharge or perform any liability or obligation of the Seller which is not expressly assumed by the Purchaser pursuant to this Agreement, including, but not limited to, the Excluded Liabilities, or which result from any dispute concerning any such liability or obligation. Secom agrees that it will indemnify and hold the Purchaser harmless in respect of the aggregate of all indemnifiable damages of the Purchaser. For this purpose, "indemnifiable damages" of the Purchaser means the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including related counsel fees and expenses) reasonably incurred or suffered by the Purchaser resulting from: (i) any inaccurate representation or warranty made by Secom in or pursuant to Article 4 hereof,
(ii) any default in the performance of any of the covenants or agreements made by Secom in this Agreement, or (iii) the failure of Secom to pay, discharge or perform any liability or obligation of Secom which is not expressly assumed by the Purchaser pursuant to this Agreement, including, but not limited to, the Excluded Liabilities, or which result from any dispute concerning any such liability or obligation. The Seller and Secom shall be referred to as "Seller Indemnifying Parties". The foregoing obligation of the Seller and Secom to indemnify the Purchaser shall be subject to each of the following principles or qualifications:



                       Asset Purchase Agreement between
                       Alken-Ziegler, Livonia, LLC and
              Uniflow Corporation and Secom General Corporation

                                       G-17





                      12.1.1 Each of the representations and warranties made by the Seller and Secom in this Agreement or pursuant hereto, shall survive for a period of three (3) years after the Closing Date (except for the representations and warranties made by the Seller in Section 4.16 hereof, which shall survive for a period of five (5) years after the Closing Date), notwithstanding any investigation at any time made by or on behalf of the Purchaser, and thereafter all such representations and warranties shall be extinguished, provided, however, that the representations and warranties made by the Seller in Section 4.3 hereof shall in each case survive until the first anniversary of the later of (i) the date on which applicable period of limitation on assessment or refund of tax has expired, or (ii) the date on which the applicable taxable year (or portion thereof) has been closed. No claim for the recovery of indemnifiable damages may be asserted by the Purchaser against the Seller Indemnifying Parties or their successors in interest after such representations and warranties shall be thus extinguished; provided, however, that claim first asserted in writing within the applicable period shall not thereafter be barred.

                      12.1.2 The Purchaser shall give prompt written notice to the Seller Indemnifying Parties of each claim for indemnifiable damages which it believes it has suffered; provided, however, that no delay in the giving of such notice shall affect the rights of the Purchaser to recover indemnifiable damages hereunder, except in the event and to the extent that such delay substantially prejudices either of the Seller Indemnifying Party's position in defending such claim.

                      12.1.3 In the event of inaccuracies by the Seller Indemnifying Parties of their representations and warranties set forth in
Section 4.16 as it relates to remediation or clean up of the Premises, the amount of indemnifiable damages for which the Purchaser shall be entitled to be indemnified hereunder shall not exceed the amount necessary to remediate or clean-up the Premises to a standard that permits use of the Premises consistent with its use as of the Closing Date in accordance with applicable law.

                      12.1.4 Notwithstanding the above, the Seller
Indemnifying Parties shall not have any obligation to indemnify until the Purchaser has suffered indemnifiable damages in excess of a $3,000 deductible per event and in excess of a $40,000 aggregate ceiling (after which point the Seller Indemnifying Parties will have an obligation to indemnify the Purchaser.

               12.2   Agreements by the Purchaser to Indemnify.

                      12.2.1 The Purchaser agrees to indemnify and hold the Seller harmless in respect of the aggregate of all indemnifiable damages of the Seller. For this purpose, "indemnifiable damages" of the Seller means the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including related counsel fees and expenses) incurred or suffered by the Seller resulting



                       Asset Purchase Agreement between
                       Alken-Ziegler, Livonia, LLC and
              Uniflow Corporation and Secom General Corporation

                                       G-18




from any inaccurate representation or warranty made by the Purchaser in
Article 5 or resulting from any default in the performance of any of the covenants or agreements made by the Purchaser in this Agreement. The Seller shall give prompt written notice to the Purchaser of each claim for indemnifiable damages which it believes it has suffered; provided, however, that no delay in giving of such notice shall affect the rights of the Seller to recover indemnifiable damages hereunder, except in the event and to the extent that such delay substantially prejudices the Purchaser's position in defending such claim.

               12.3 Participation in Proceedings - Third Party Claims. In the event any third party claim is made against a party hereunder (the "Indemnified Party") which could give rise to any indemnity claim, the Indemnified Party shall reasonably and promptly thereafter give written notice thereof to the other party (the "Indemnifying Party"), and shall give the Indemnifying Party, at its own expense, the opportunity to defend, discharge, or compromise such claim. The Indemnifying Party shall advise the Indemnified Party in writing within ten (10) days after delivery of such notice if it intends to defend such claim; failing which, the Indemnified Party shall be entitled to dispose of such claim in the manner desired by it, and to seek its right to indemnification by the Indemnifying Party. If the Indemnifying Party elects to defend, the Indemnified Party shall have the right, upon written notice to the Indemnifying Party, to participate, at its own expense, in the defense of such claim, provided, however, that decisions by the Indemnifying Party with respect to any such defense shall control. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnified Party may settle or compromise any claim over the objection of the other; provided, however, that consent to settlement or compromise shall not be unreasonably withheld.

               12.4 Non-Third Party Claims. With respect to non-third party claims, if within twenty (20) days after receiving the notice described in paragraph 12.1.2 or 12.2 hereof, the parties cannot reach agreement, the matter shall be resolved by binding arbitration before a single arbitrator selected by the parties in good faith in an arbitration held in accordance with rules and procedures of the American Arbitration Association. Any such arbitration shall take place in Novi, Michigan. The arbitrator shall assess costs and expenses of the arbitration (including legal fees) against the party not prevailing in the arbitration or in an equitable manner in his or her discretion.

        13. Miscellaneous

               13.1 Brokers' Commission. The Purchaser will indemnify and hold harmless the Seller from the commission, fee or claim of any person, firm or corporation employed or retained or claiming to be employed or retained by the Purchaser to bring about, or to represent it in, the transactions contemplated hereby. The Seller will indemnify and hold harmless the Purchaser from the commission, fee or claim of any person, firm or corporation employed or retained or claiming to be employed or retained by the Seller to bring about, or to represent it in, the transactions contemplated hereby.



                       Asset Purchase Agreement between
                       Alken-Ziegler, Livonia, LLC and
              Uniflow Corporation and Secom General Corporation

                                       G-19





               13.2 Amendment and Modification. The parties hereto may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

               13.3   Termination.

                      13.3.1 Anything to the contrary herein notwithstanding, this Agreement may be terminated and the transaction contemplated hereby may be abandoned:

                             13.3.1.1 by the mutual written consent of all of
the parties hereto at any time prior to the Closing Date;

                             13.3.1.2 by the Purchaser at any time prior to
the Closing Date if there shall be a pending or threatened action or proceeding by or before any court or other governmental body which shall seek to restrain, prohibit or invalidate the sale of the Purchased Assets to the Purchaser or any other transaction contemplated hereby, or which might materially affect the right of the Purchaser to own, operate in their entirety, or control the Purchased Assets;

                             13.3.1.3 by any party in the event of the
material breach by any other party of any provision of this Agreement, which breach is not remedied by the breaching party within thirty (30) days after receipt of notice thereof from the terminating party; or

                             13.3.1.4 by any party hereto if the Closing has
not taken place by February 8, 2000, if not delayed or caused by the breach of the terminating party. If this Agreement is terminated pursuant to clauses
13.3.1.1 or 13.3.1.2 of this paragraph 13.3.1, then no party shall have any liability for any costs, expenses, loss of anticipated profit or any further obligation for breach of warranty or otherwise to any other party to this Agreement. Any termination of this Agreement pursuant to clauses 13.3.1.3 or
13.3.1.4 of this paragraph 13.3.1 shall be without prejudice to any other rights or remedies of the respective parties.

                      13.3.2 The risk of any loss to the properties to be sold by the Seller hereunder and all liability with respect to injury and damage occurring in connection therewith shall be the sole responsibility of the Seller until the completion of the Closing. If any material part of the Purchased Assets or the Premises shall be damaged by fire or other casualty prior to the completion of the Closing hereunder, the Purchaser shall have the right and option:

                             13.3.2.1 to terminate this Agreement, without
liability to any party thereto; or

                             13.3.2.2 to proceed with the Closing hereunder,
in which event such casualty shall not constitute a breach by the Seller of any representation, warranty or covenant in this Agreement, and the Purchaser shall be entitled to receive and retain the insurance proceeds arising from such casualty and specifically attributable to the Purchased Assets.




                       Asset Purchase Agreement between
                       Alken-Ziegler, Livonia, LLC and
              Uniflow Corporation and Secom General Corporation

                                       G-20




               13.4 Assignability. This Agreement may not be assigned by the Purchaser or the Seller without the written consent of the non-assigning parties. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs and legal representatives.

               13.5 Entire Agreement. This instrument and the exhibits and schedules attached hereto, the Memorandum of Agreement between the Purchaser and the Seller dated October 7, 1999, and a certain side agreement between the Purchaser and Secom, contain the entire agreement of the parties hereto with respect to the purchase of the Purchased Assets and the other transactions contemplated herein, and supersede all prior understandings and agreements of the parties with respect to the subject matter hereof. Any reference herein to this Agreement shall be deemed to include the schedules and exhibits attached hereto.

               13.6 Headings. The descriptive headings in this Agreement are inserted for convenience only and do not constitute a part of this Agreement and are not to be considered in interpreting it.

               13.7 Execution in Counterpart. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

               13.8 Notices. Any notice, request, information or other document to be given hereunder to any of the parties by any other party shall be in writing and delivered personally or sent by Federal Express, as follows:

If to Seller or Secom addressed to:

               Uniflow Corporation
               c/o Secom General Corporation
               46035 Grand River
               Novi, MI 48374

with a copy to:

               Robert Clemente, Esq.
               Hardy, Lewis & Page, P.C.
               401 South Old Woodward Ave.
               Suite 400
               Birmingham, MI  48009
               Phone: (248) 645-0800
               Fax:   (248) 645-2602



                       Asset Purchase Agreement between
                       Alken-Ziegler, Livonia, LLC and
              Uniflow Corporation and Secom General Corporation

                                     G-21





If to the Purchaser, addressed to:

               Alken-Ziegler Livonia, LLC.
               c/o Alken-Ziegler, Inc.
               Attention:  Gilbert L. Ziegler
               406 South Park Drive
               Kalkaska, MI 49646
               Phone: (231) 258-4906
               Fax:   (231) 258-5484

with a copy to:

               Smith Haughey Rice & Roegge P.C.
               George F. Bearup, Esq.
               202 East State Street
               P.O. Box 848
               Traverse City, MI  49685
               Phone: (231) 929-4878
               Fax:   (231) 929-4182

Any party may change the address to which notices hereunder are to be sent to it by giving written notice of such change of address in the manner herein provided for giving notice. Any notice delivered personally shall be deemed to have been given on the date it is so delivered, and any notice delivered by registered or certified mail or overnight courier service shall be deemed to have been given on the date it is received.

               13.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan applicable to contracts made and to be performed therein.

               13.10 Publicity. No press release or other public announcement related to this Agreement or the transactions contemplated hereby will be issued by any party hereto without the prior approval of the other parties, except that the Seller may make such public disclosure which it believes in good faith to be required by law or by the terms of any listing agreement with a securities exchange (in which case the Seller will consult with the Purchaser prior to making such disclosure).



                       Asset Purchase Agreement between
                       Alken-Ziegler, Livonia, LLC and
              Uniflow Corporation and Secom General Corporation

                                     G-22





               13.11 As Is. Except as otherwise set forth in this Agreement, the Purchaser shall accept the Purchased Assets in "as is" condition.


        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                                             UNIFLOW CORPORATION

                                               /s/ Paul D. Clemente
                                             -----------------------------
                                      By:    Paul D. Clemente
                                      Its:   Authorized Agent and Chairman
                                             of the Board of Directors



                                             SECOM GENERAL CORPORATION

                                               /s/ Robert A. Clemente
                                             -----------------------------
                                      By:    Robert A. Clemente
                                      Its:   Authorized Agent and Chairman
                                             of the Board of Directors



                                             ALKEN-ZIEGLER LIVONIA, LLC.


                                      By:      /s/ Gilbert L. Ziegler
                                             -----------------------------
                                             Gilbert L. Ziegler
                                      Its:   Manager




                       Asset Purchase Agreement between
                       Alken-Ziegler, Livonia, LLC and
              Uniflow Corporation and Secom General Corporation


                                       G-23